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                                                                  EXHIBIT 10.74


                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT is entered into on December 21, 1998 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company"), and MARY ELLEN RODGERS, a resident of the State of Tennessee (the "Employee").

         WHEREAS, the Company has agreed to pay the Employee certain severance benefits in connection with termination of her employment under the terms and conditions set forth herein and in exchange for the Employee's agreements contained herein; and

         WHEREAS, in her position as an employee of the Company, the Employee has had access to confidential information and trade secrets of the Company and has developed relationships with customers, employees, suppliers and others who deal with the Company which relationships are valuable to the Company.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. TERMINATION; SEVERANCE PAY; ETC.

            1.1 TERMINATION. The parties agree that the Company's employment of the Employee will terminate at the close of business on December 31, 1998 (the "Termination Date"). Accordingly, the Employee resigns effective at the close of business on the Termination Date as an employee and officer of the Company and all of its subsidiaries and relinquishes all powers and rights associated therewith (except as expressly set forth herein), and the Company accepts such resignation, on behalf of itself and its subsidiaries, effective at the close of business on the Termination Date.

            1.2 SEVERANCE PAY; BENEFITS.

            (a) The Company will pay the Employee, as a severance payment, an amount equal to the sum of (i) twelve (12) times her current monthly base salary (not including incentive compensation or benefits), plus (ii) twelve (12) times her monthly $500.00 vehicle allowance (exclusive of gasoline and oil expense reimbursements). In addition, between January 4, 1999 and January 8, 1999 Employee will be paid (i) a lump sum payment of Fifty Thousand and No/100 Dollars ($50,000.00) in lieu of any incentive compensation, (ii) any earned but unpaid base salary through the Termination Date, (iii) any unpaid vehicle allowance through the Termination Date, and (iv) subject to the Company's standard reimbursement policies, expense reimbursements owed to Employee in respect to her employment through the Termination Date. Employee agrees that she is not entitled to any accrued vacation. In the event Employee has not secured either (i) full-time employment or (ii) been otherwise so engaged at an annualized rate of compensation of at least $125,000.00, Company will pay Employee, as additional severance, a sum per month equal to her current monthly base salary (not including incentive compensation or benefits) plus Five Hundred and No/100 Dollars ($500.00) (reflecting her monthly vehicle allowance exclusive of gasoline and



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oil expense reimbursements) for six (6) months or, if earlier, such time as
Employee (i) secures full-time employment or (ii) is otherwise engaged and receiving annualized compensation of at least $125,000.00. Subject to paragraph 6(c), any severance payments hereunder to be made following the Termination Date will be made in installments in accordance with the Company's standard payroll practices.

            (b) Subject to paragraph 6(c), Company will continue medical and dental insurance employee benefits to which Employee was entitled immediately prior to the Termination Date until the earlier of (i) eighteen (18) months following the Termination Date, or (ii) the date or dates on which Employee receives, as an employee, independent contractor or agent, medical and/or dental insurance benefits from a third party. The parties hereby acknowledge that COBRA coverage eligibility for Employee will commence immediately upon cessation of such benefits. Company acknowledges that Employee is entitled to her individual account balances with respect to the Company's Supplemental Executive Retirement and Stock Purchase Plans as the balances exist as of the Termination Date.

            1.3 OPTIONS. Notwithstanding any terms in the applicable Option Agreement or Company's 1991 Nonqualified Stock Option Plan to the contrary, all options granted by Company to Employee shall be deemed fully vested as of the Termination Date and shall remain exercisable until December 31, 2001.

            1.4 PROVISION OF OUTPLACEMENT SERVICES AND POSSIBLE REIMBURSEMENT
IN CONSIDERATION OF RELEASE OF AGE DISCRIMINATION CLAIMS. Although Employee has never raised an age discrimination issue, in order for this Agreement to embody a release of all claims as contemplated by both parties, federal law stipulates that Employee specifically release any potential claims on the basis of age discrimination. Therefore, in consideration for such release and in addition to the consideration provided in paragraphs 1.2 above, the Company will pay (a) up to Ten Thousand and No/100 Dollars ($10,000.00) for services provided in the "Individual Outplacement Services" program as provided by Russell Montgomery & Associates during the twelve (12) month period immediately following the Termination Date, and (b) if Employee transfers or terminates her membership in the Richland Country Club within twelve (12) months of the date hereof in connection with a change of personal residence to a location more than thirty
(30) miles from Nashville, Tennessee, Company will reimburse Employee up to Ten Thousand and No/100 Dollars ($10,000.00) for any lost initiation fees which are not recouped by Employee in connection with such termination or transfer of club membership. The Employee may, within one month of the date of this Agreement, elect to use comparable services of another placement agency and receive reimbursement from the Company on the same basis set forth in clause (a) of the preceding sentence, subject to the Company's prior written approval of such alternative placement agency and services, which approval will not be unreasonably withheld.

            2. TRANSITIONAL CONSULTING AGREEMENT. The parties agree that for a period of twelve (12) months from the Termination Date (the "Consulting Period"), Company will retain Employee as a consultant to provide services on an "as-needed" basis to assist in transition associated with termination of Employee's employment. For such consulting services, Company will pay Employee a fee of Twenty-Four Thousand and No/100 Dollars ($24,000.00), payable in




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equal monthly installments. In addition to such fee, Company will reimburse
Employee for out-of-pocket expenses she incurs in the performance of her duties under this paragraph 2, subject to Company's standard reimbursement policies. During the Consulting Period, Employee will not be entitled to receive, and will not receive, any benefit provided by the Company or any of its affiliates to employees except as expressly stipulated in paragraphs 1.2 and 1.3 of this Agreement. Additionally, the Company will not be responsible for deducting or withholding any taxes or other assessments from any monies paid to Employee as a consultant under this paragraph 2. The parties acknowledge and agree that Employee is to act as a consultant and advisor to Company and not as an agent or employee in any respect. Accordingly, the Employee will have no right, authority or power to act for or on behalf of Company or its affiliates except as Company may specifically grant.

         3. CONFIDENTIALITY, NON-COMPETE AND OTHER COVENANTS.

            3.1 CONFIDENTIALITY.

            (a) Employee hereby agrees and acknowledges that she has had access to or is aware of certain confidential, restricted and/or proprietary information concerning operation by Company of its health care business (the "Business"). Further, Employee hereby represents that she has delivered to Company all memoranda, notes, records, drawings, discs, computer software, manuals or other documents and materials, including all copies thereof, containing "Trade Secrets" or "Confidential Information" (each as defined below), whether compiled or created by Employee or furnished to her. Employee hereby undertakes and agrees that she shall have a duty to Company to protect such information from improper use or disclosure.

            (b) For the purposes of this Section 3.1, the following definitions shall apply:

                (i) "Trade Secret" as related to the Business, shall mean any specialized technical information or data relating to (w) procurement of medical equipment and other inventory for resale; (x) marketing strategy or plans of Company or its affiliates; (y) proprietary computer software; and (z) terms of contracts with suppliers, employees and principal customers of Company which are not generally known to the competitors of Company.

                (ii) "Confidential Information," as related to the Business, shall mean any data or information, other than Trade Secrets, which is material to Company or its affiliates and not generally known by the public. Confidential Information shall include, without limitation, any information pertaining to the Business Opportunities (as hereinafter defined) of Company, the details of this Agreement, and the business plans, financial statements and projections of the Company. Notwithstanding the foregoing sentence, Employee may disclose the details of this Agreement as may be required by statute and to members of her immediate family and, for purposes of Employee's personal financial, tax, lending and other banking transactions, third parties so long as she also informs such individuals of the confidential nature of such information. Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of disclosure by Employee or disclosure by another person, other than Company, who is




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         prohibited from disclosing such information, (y) was available to
         Employee on a non-confidential basis prior to her employment by Company, or (z) becomes available to Employee on a non-confidential basis from a person other than Company who is not prohibited from disclosing the information publicly.

                      (iii) "Business Opportunity" shall mean any information or plans of Company concerning the purchase of or investment in any retail outlets, stores, distribution centers or similar service facilities in the field of health care, or the availability of any such outlets for purchase or investment by Company, together with all related information, concerning the specifics of any contemplated purchase or investment (including price, terms and the identity of such outlet), regardless of whether Company has entered any agreement, made any commitment, or issued any bid or offer to such outlet or other facility.

                  (c) Employee shall not, without the prior written consent of Company and except as required by law, use or disclose, or negligently permit any unauthorized "Person" who is not an employee of Company to use, disclose, or gain access to, any Trade Secrets or Confidential Information. For purposes of this Agreement, "Person" is defined as a corporation, partnership, joint venture or other business entity, a governmental agency, or an individual.

                  (d) Following the Termination Date, Employee will, with reasonable notice, furnish information as may be in her possession and cooperate fully with Company as may reasonably be requested in connection with any claims, investigations, or legal actions or other disputes in which the Company is or may become a party. Company will reimburse Employee for out-of-pocket expenses she actually incurs in order to satisfy her obligations under this clause (d).

                  3.2 NON-COMPETITION AND NON-SOLICITATION. During the "Noncompete Period" as defined below, (i) Employee will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitor of Company in any way that will injure the interests of the Company; and (ii) Employee will not directly or indirectly own or hold any "Proprietary Interest" in or be employed by or receive compensation from any party engaged in the same or any similar business within fifty (50) miles of any location of Company existing as of the Termination Date. Notwithstanding the foregoing restrictions, Employee may be employed by an owner or operator of hospitals which also owns and/or operates home health care businesses, but only so long as Employee is not primarily employed to participate in the ownership and/or operation of such home health care business. During the Noncompete Period, (i) Employee will not solicit any client of Company or discuss with any client of Company or any employee of Company any information concerning the operation of any business intended to compete with the Company; and (ii) Employee will not, directly or indirectly, hire any Person now or hereafter employed by Company, or solicit or encourage any such employee to leave the employ of Company; provided, however, that once the Noncompete Period has ended, Employee may hire a past employee of Company but only so long as such past employee has not been so employed for at least six (6) months. For purposes of this Agreement, the "Noncompete Period" will mean the twelve (12) month period following the Termination Date; provided, however, that if the Company pays Employee additional severance pursuant to the fourth sentence of paragraph 1.2(a), the "Noncompete Period" will be extended to include the additional months during which the Company pays such additional





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severance. For the purposes of this Agreement, "Proprietary Interest" means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. Employee acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

                  3.3 REMEDIES. Employee acknowledges that her breach or threatened or attempted breach of any provision of Section 3 of this Agreement would cause irreparable harm to Company not compensable in monetary damages and that Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 3 of this Agreement without being required to prove damages or furnish any bond or other security. Nothing herein contained will be construed as prohibiting Company from pursuing any other remedy available to it for such breach or attempted or threatened breach.

            3.4 APPLICATION TO AFFILIATES. For purposes of Section 3 of this Agreement, the term "Company" refers to American HomePatient, Inc., a Delaware corporation, and each corporation, limited liability company, partnership, joint venture or other business entity in which American HomePatient, Inc. directly or indirectly has an ownership interest as of the date of this Agreement.

         4. RELEASES; COVENANT NOT TO SUE.

            4.1 GENERAL RELEASE. Employee hereby fully and forever releases Company, its successors and assigns, affiliates, insurers, officers, directors, employees and agents, from any and all liability, causes of action, suits, damages, claims and demands whatsoever that Employee may have and that arise from or relate in any way to her employment with Company or the conduct of Company's business through the Termination Date.

            4.2 ADEA RELEASE. Employee specifically releases Company and the other related parties included in paragraph 4.1, from any claims based upon any law prohibiting discrimination on the basis of Employee's age including but not limited to the Age Discrimination in Employment Act ("ADEA"). Employee does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed by Employee.

            4.3 DISPARAGING STATEMENTS; DEPARTURE STATEMENT. Employee will not, now or hereafter, make any disparaging comments about Company, its affiliates, representatives or operations to any patient, customer, health care provider, vendor, or any other Person with whom Company does business, nor will Employee derive, directly or indirectly, any economic profit or benefit as a result of any such disparaging comments. Company will instruct its directors and senior management not to, now or hereafter, make any disparaging comments about Employee to any Company employee or any potential employer of Employee or any other Person with whom Employee is then doing business. Further, Company and Employee will create a mutually agreeable statement regarding Employee's termination of employment with the Company which will be the basis used by the parties for any statements they may be asked to make to a potential employer of





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Employee. Nothing herein is intended to effect the obligation of Employee or
Company to give truthful testimony in any proceeding when and as may be required by law.

            4.4 COVENANT NOT TO SUE. Employee covenants that she will not initiate or bring any proceeding, suit, claim, or administrative proceeding against Company, its affiliates, agents, employees, officers, successors and assigns arising out of or in any way related to her employment by Company or the conduct of Company's business prior to the Termination Date. Employee further covenants that she will not, without Company's prior written consent unless required to do so by means of a valid court order or subpoena, cooperate with any Person in the institution or prosecution of any such proceeding, suit, claim or investigation brought, initiated or conducted by any Person against Company, its affiliates, agents, employees, officers, successors and assigns. Employee further covenants that she will notify Company's Chief Executive Officer immediately in the event she has been contacted or in the future is contacted by any Person regarding any pending or contemplated proceeding, suit, claim or investigation involving Company, its affiliates, agents, employees, officers, successors and assigns.

         5. EXIT INTERVIEW. The parties have engaged in, or will engage in by December 31, 1998, an exit interview prior to the Termination Date addressing issues relating to the operations of Company and Employee's employment. Employee hereby represents and warrants that in such exit interview she informed Joseph
F. Furlong, III, President and Chief Executive Officer, and Company counsel of all activities of any Company employee or other party, and all other circumstances, related to or otherwise affecting Company, if any, which Employee reasonably believes may constitute a violation of law.

         6. AGREEMENT IS VOLUNTARY AND KNOWING.

            (a) Employee acknowledges she understands the terms and conditions of this Agreement. Employee has had the opportunity to discuss thoroughly all aspects of this Agreement with Employee's legal counsel and has been advised to do so by Company.

            (b) Employee is voluntarily entering into this Agreement, of her own free will, free of any coercion, pressure or duress. She is knowingly releasing Company in accordance with the terms contained herein. Employee further acknowledges that she is receiving consideration beyond anything of value to which she is already entitled. Should Employee ever attempt to challenge this Agreement, Employee shall as a precondition return to Company all consideration provided to Employee hereunder.

            (c) Employee shall have up to twenty-one (21) days in which to consider this Agreement. After the execution of this Agreement, Employee shall have an additional seven (7) days to revoke this Agreement. Therefore, this Agreement will become final on the eighth (8th) day after Employee has executed it. No consideration will be paid to Employee until this Agreement becomes final.

         7. SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. Notwithstanding the





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foregoing, the rights and obligations of Employee hereunder are not assignable and any prohibited assignment will be null and void.

         8. GOVERNING LAW. This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Tennessee, without reference to its conflicts of laws provisions, and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

         9. WAIVERS. The waiver of a breach by either party of a term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other terms or provisions of this Agreement at any time or times.

         10. INVALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         11. EXCLUSIVENESS. This Agreement, along with that certain letter of even date herewith from the Company to the Employee, constitutes the entire understanding and agreement between the parties with respect to the employment and severance arrangements of the Employee and supersedes any and all other agreements, oral or written, directly and solely between the parties, including but not limited to that certain Confidentiality, Non-Competition and Severance Pay Agreement dated April 1, 1996. No waiver, modification, or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.

         12. MODIFICATION. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         13. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

             A. If to Company, at Suite 400, 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: President and Chief Executive Officer, or at such other address as may have been furnished to the Employee by the Company in writing; or

             B. If to Employee, at 5272 McGavock Road, Brentwood, Tennessee 37027, or such other address as may have been furnished to the Company by the Employee in writing.




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         14. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another individual, entity or business that assumes this Agreement and all obligations of the Company hereunder.

         15. FINAL SETTLEMENT. The parties declare that each has carefully read this Agreement, that each has reviewed its terms with each one's respective counsel, and that each agrees to it for the purpose of making a full and final adjustment and resolution of the matters contained herein. Nothing in this agreement is to be construed as an admission of any kind by either Employee or Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  "COMPANY"

                                  AMERICAN HOMEPATIENT, INC.



                                  By:      /s/ Joseph F. Furlong, III
                                     ---------------------------------------
                                  Its: President and Chief Executive Officer
                                      --------------------------------------



                                  "EMPLOYEE"

                                          /s/ Mary Ellen Rodgers
                                  ------------------------------------------
                                  MARY ELLEN RODGERS                 12/7/98




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